Exhibit 99.1

Carvana Co. Announces Registered Direct Offering of $600 Million

PHOENIX – (BUSINESS WIRE) – March 30, 2020 – Carvana Co. (NYSE: CVNA), a leading e-commerce platform for buying and selling used cars, today announced the pricing of a registered direct offering of 13.3 million shares of Class A Common Stock (“Common Stock”) to certain existing investors. Each share of Common Stock is being sold for a purchase price of $45.00, resulting in gross proceeds of $600 million. The offering included investments of $25 million each from Ernest Garcia III, the Company’s founder and CEO, and Ernest Garcia II, the Company's controlling shareholder. The offering is expected to close on or about April 1, 2020, subject to customary closing conditions. Carvana intends to use the net proceeds from the public offering of Common Stock for general corporate purposes.

The Common Stock is being sold pursuant to a shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission (SEC) and declared effective on May 20, 2019. A final prospectus supplement related to the offering will be filed with the SEC, and will be available on the SEC's website located at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy this Common Stock, nor shall there be any sale of this Common Stock in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current intentions, expectations or beliefs regarding the proposed Common Stock offering. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning. Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

About Carvana Co.

Founded in 2012 and based in Phoenix, Carvana’s (NYSE: CVNA) mission is to change the way people buy cars. By removing the traditional dealership infrastructure and replacing it with technology and exceptional customer service, Carvana offers consumers an intuitive and convenient online car buying and financing platform. Carvana.com enables consumers to quickly and easily shop more than 25,000 vehicles, finance or trade-in their current vehicle to Carvana, sign contracts, and schedule as-soon-as-next-day delivery or pickup at one of Carvana’s patented, automated Car Vending Machines.

Contact
Investor Relations:
Carvana
Mike Levin
investors@carvana.com